Exhibit 99.1

AutoNation Announces Estimated First Quarter EPS

FORT LAUDERDALE, Fla. (March 24, 2006) -— In connection with its recently announced stock tender offer and related transactions, AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, is announcing a preliminary earnings estimate for the first quarter ending March 31, 2006. The Company’s earnings per share (EPS) from continuing operations for the first quarter are expected to be in the range of $0.32 to $0.35, compared to EPS from continuing operations of $0.33 per share reported in the first quarter of 2005. The prior year’s first quarter results included a $0.03 per share charge from senior note repurchases.

Commenting on estimated first quarter EPS from continuing operations and revenue, AutoNation Chairman and Chief Executive Officer Mike Jackson said, “We expect revenue to be stable to slightly increased. Higher floorplan interest expense will have an impact of approximately $0.02 per share compared to first quarter 2005 due to rising interest rates. In addition, in accordance with SFAS 123R, for the first time the Company will recognize compensation expense related to employee stock options in the amount of approximately $0.01 per share.”

AutoNation will release financial results for the first quarter ending March 31, 2006, on Thursday, April 27, 2006 before 7:00 a.m. Eastern Time. Mike Jackson, Chairman and Chief Executive Officer; Mike Maroone, President and Chief Operating Officer; and Craig Monaghan, Chief Financial Officer, will discuss these results and the Company’s outlook during a conference call and audio web cast that same morning at 11:00 a.m. Eastern Time.

About AutoNation, Inc.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer and a component of the Standard and Poor’s 500 Index. AutoNation has approximately 27,000 full-time employees and owns and operates 345 new vehicle franchises in 17 states. For additional information, please visit http://corp.AutoNation.com or www.AutoNation.com, where more than 100,000 vehicles are available for sale.

FORWARD LOOKING STATEMENTS

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, estimates and expectations is contained in the Company’s SEC filings. The Company undertakes no duty to update its forward-looking statements, including its long-term growth targets or the first quarter earnings estimate or revenue guidance included in this release.